TRANSITION BENEFITS, NONSOLICITATION, WAIVER AND RELEASE AGREEMENT

For or and in consideration of Ten Dollars ($10.00), and other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged, I hereby agree as follows: My name is Timothy E. Sullivan. This Transition Benefits, Nonsolicitation, Waiver and Release Agreement and the attached Agreement to Arbitrate (collectively, “Agreement”), between Timothy Sullivan and SunTrust Banks, Inc. or one of its affiliates (collectively “SunTrust”), were given to me on August 4, 2011 to document the following terms of my transition and separation from SunTrust.

1.	Current Role. Effective March 31, 2012, I will step down from my current role as Chief Information Officer, and will assume the consulting role described below in Paragraph 2. I will continue to receive my current base salary through March 31, 2012. I will also continue to be eligible for a 2011 Management Incentive Plan (“MIP”) award, based on my prorated wages from April 1, 2011 to December 31, 2011 (the post-TARP period), with the actual award paid in March 2012 and based on the Company’s financial performance and in accordance with the terms and conditions of the MIP for the applicable plan year. I will not be eligible for a Long-Term Incentive (“LTI”) Award in 2012.

2.	Transition Role and Separation from SunTrust. Effective April 1, 2012, and continuing through December 31, 2012, I will serve as a consultant to the Chief Executive Officer of SunTrust. In the consultant role, I will be a part-time employee of SunTrust and my base annual salary will be One Hundred Sixty Three Thousand Dollars ($163,000.00). In 2012, I will remain eligible for a MIP incentive award with a target of 100% of my 2012 earned wages, with the actual award paid in March 2013 and based on the Company’s financial performance and in accordance with the terms and conditions of the MIP for the applicable plan year.

I will not maintain an office at SunTrust during this time, but I agree to work in the office and attend meetings as requested. I understand that my duties will require at least eighteen (18) hours per week of my time. I understand that I will cease to be employed by SunTrust effective December 31, 2012.

I will remain eligible to participate in all employee welfare and pension benefit plans applicable to part-time employees, in accordance with the terms of same. My duties in the consultant position will be consistent with my prior role as Chief Information Officer and generally will consist of providing transition assistance and strategic consulting as and when requested to do so by the Chief Executive Officer and other SunTrust management.

3.	Compensation at Conclusion of Transition Period. If I sign this Agreement, do not revoke it, and abide by its terms, including carrying out my duties to the reasonable satisfaction of the Company, I understand that I will receive the following upon my retirement on December 31, 2012:

(a) Upon my separation from SunTrust, I will vest in my Supplemental Executive Retirement Plan (“SERP”) and ERISA Excess Plan, paid in accordance with the terms and conditions of the same.

(b) Upon my separation from SunTrust, I will be eligible to participate in the SunTrust Retiree Health Plan in accordance with the terms and conditions of the same.

(c) I shall be deemed to have been continuously employed by SunTrust though December 31, 2012 for purposes of satisfying any vesting conditions under any outstanding awards of grants under the SunTrust Banks, Inc. 2009 Stock Plan, the SunTrust Banks, Inc. 2004 Stock Plan, and the SunTrust Banks, Inc. 2000 Stock Plan (collectively, the “Stock Plans).

(d) I understand and agree that from the date hereof I will not be eligible to receive any other separation or severance benefits or compensation of any kind upon my separation from SunTrust, including benefits under the SunTrust Severance Pay Plan.

(e) In addition to the remedies for breaches of Paragraphs 6, 7, and 8 of this Agreement described below, I understand that if I violate the terms of this Agreement, I will be required to repay to SunTrust any compensation under Paragraph 3 of this Agreement and to pay all attorneys fees and costs incurred by SunTrust in enforcing it, except to the extent that such repayment would violate the terms of the Age Discrimination in Employment Act and applicable regulations and US Supreme Court rulings.

4.	Other Benefits.

(a) Upon my separation from SunTrust, provided that I am currently enrolled in the Group Universal Live (GUL) coverage and continue to submit payments directly to MetLife, I will continue to be eligible to participate in the GUL coverage. I understand that MetLife will automatically bill me for continuing coverage after my separation. If I do not receive a bill within two months after my separation, I agree to contact MetLife directly at 1-866-578-6878.

(b) Upon my separation, I understand that I am responsible for contacting BENE (1-800-818-2363) for information about my eligibility for benefits under the SunTrust Retirement Plan.

(c) Upon my separation, I will be eligible to elect to continue my current health care coverage under the federal health care law known as “COBRA” or under any applicable state law concerning continuation of health care coverage.

(d) I will continue to be eligible to participate in the SunTrust 401(k) Plan until my separation from SunTrust on December 31, 2012. I understand that information regarding 401(k) Plan distributions will be sent to me upon separation.

(e) The Change in Control Agreement currently in place between SunTrust and me will be cancelled and will no longer be of any effect upon the eighth day after I sign this Agreement.

(f) I acknowledge that by extending my employment through December 31, 2012, SunTrust has allowed me an increased opportunity to vest in the SERP and to allow outstanding awards granted under the Stock Plans to vest, and that this opportunity represents adequate and sufficient consideration for the covenants in this Agreement.

5.	Release. I agree to forever release SunTrust, including its officers, directors, employees, agents, affiliates and successors, from any and all claims, charges, actions, arbitrations, demands, damages or expenses (collectively “Claims”)—past or present—I may have that arise or arose out of my employment with SunTrust or the conclusion of my employment, whether I know of any of these Claims now or learn of them at a later date. The foregoing is not intended as a waiver of my right to file a charge with the Equal Employment Opportunity Commission (“EEOC”). In addition to all other Claims, I am specifically releasing and agreeing not to bring any action in a federal or state court or administrative agency (other than the EEOC), or any arbitration with the National Association of Securities Dealers (“NASD”) or any other regulatory or self-regulatory agency, any of which is related to any Claim against SunTrust under any federal, state or local wage or discrimination law or any applicable federal, state or local law governing wage or employment matters, including but not limited to the Age Discrimination in Employment Act, or any arbitration requirement. If I have already filed any Claim referred to in this paragraph, I agree to withdraw it and never refile it. I understand that I am waiving and releasing all these Claims on a knowing and voluntary basis; however, I am not waiving or releasing any rights or Claims that arise after I sign this Agreement or any Claims related to my entitlement to receive any vested benefits I have earned under any SunTrust employee benefit plan provided by SunTrust to me. I acknowledge that my compensation under Paragraph 3 of this Agreement hereunder will be my exclusive individual remedy and will constitute an accord and satisfaction of all individual damage claims that may be awarded as a result of such investigation or proceeding. I further acknowledge that nothing in this release will be deemed to minimize or eliminate my rights to claim indemnity from SunTrust for any actions I was authorized to take or forego as an officer of SunTrust and for which I would be entitled, as a former officer of SunTrust, to indemnity under the terms of the SunTrust bylaws and the laws of the State of Georgia. I covenant not to hereafter sue or to authorize anyone else to file a lawsuit on my behalf against SunTrust and not to become a member of any class suing SunTrust with respect to any Claim released herein. I also covenant and agree not to accept, recover, or receive any back pay, damages, or any other form of relief which may arise out of or in connection with any administrative remedies pursued independently by any other person or any federal, state, or local governmental agency or class represented with respect to any Claim released herein.

6.	Nondisclosure of Trade Secrets and Confidential Information.

(a) Trade Secrets Defined. As used in this Agreement, the term “Trade Secrets” shall mean all secret, proprietary or confidential information regarding SunTrust or its activities that fits within the definition of “trade secrets” under the Georgia Trade Secrets Act. Nothing in this Agreement is intended, or shall be construed, to limit the protections of the Georgia Trade Secrets Act or any other applicable law protecting trade secrets or other confidential information. “Trade Secrets” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of SunTrust. This definition shall not limit any definition of “trade secrets” or any equivalent term under the Georgia Trade Secrets Act or any other state, local or federal law.

(b) Confidential Information Defined. As used in this Agreement, the term “Confidential Information” shall mean all information regarding SunTrust, SunTrust’s activities or business, or SunTrust’s clients that is not generally known to persons not employed by SunTrust, is not generally disclosed by SunTrust practice or authority to persons not employed by SunTrust, and is the subject of reasonable efforts to keep it confidential. Confidential Information shall include, but not be limited to current and future development and expansion or contraction plans of SunTrust and each line of business; sale/acquisition plans and contacts; compensation policies and practices; underwriting policies and practices; lending policies and practices, confidential personnel matters; pricing practices and policies; information concerning the legal affairs of SunTrust; and information concerning the financial affairs of SunTrust. “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of SunTrust. This definition shall not limit any definition of “confidential information” or any equivalent term under the Georgia Trade Secrets Act or any other state, local or federal law.

(c) Nondisclosure of Confidential Information. In consideration of the promises made by SunTrust hereunder, I hereby agree that, during my employment with SunTrust, including both full-time and part-time, and for twenty four (24) months thereafter, I will not directly or indirectly transmit or disclose any Trade Secrets or Confidential Information to any person, concern or entity, or make use of any such Confidential Information, directly or indirectly, for myself or for others, without the prior express written consent of the CEO of SunTrust Banks, Inc. Trade Secrets protected by the Georgia Trade Secrets Act shall not lose this protection at the end of the two-year period but shall remain protected from use or disclosure for so long as they remain Trade Secrets. I warrant that I have not disclosed or used for my own benefit or the benefit of anyone other than SunTrust any Confidential Information or Trade Secrets prior to the execution of this Agreement.

(d) Enforceability of Covenants. I agree that my obligations under these nondisclosure covenants are separate and distinct from other provisions of this Agreement, and a failure or alleged failure of SunTrust to perform its obligations under any provision of this Agreement shall not constitute a defense to the enforceability of these nondisclosure covenants. Nothing in this provision or this Agreement shall limit any rights or remedies otherwise available to SunTrust under federal, state or local law.

7.	Nonrecruitment, Nonsolicitation, and Noncompetition Covenants.

(a) Nonrecruitment of Employees and Agents. In consideration of the promises made by SunTrust hereunder, I agree that, during my employment with SunTrust, including during the transition period described above in Paragraph 2, I will not directly or indirectly solicit or recruit any employee of SunTrust for the purpose of inducing or encouraging that employee to dis-continue his/her relationship with SunTrust.

(b) Definitions. As used in this Agreement, certain terms will be defined as follows:

i.	Customer. “Customer” means any individual or entity to whom SunTrust has provided products or services and with whom I had, alone or in conjunction with others, Material Contact on behalf of SunTrust during the two (2) year period prior to my separation from SunTrust;

ii.	Potential Customer. “Potential Customer” means any individual or entity to whom SunTrust has actively sought to provide products and/or services within the one (1) year period immediately prior to my separation from SunTrust and with whom I had, alone or in conjunction with others, Material Contact on SunTrust’s behalf during the same time period;

iii.	Material Contact. “Material Contact” means my (i) having business dealings with the Customer or Potential Customer on SunTrust’s behalf, or (ii) obtaining trade secrets or confidential business information about the Customer or Potential Customer as a result of my association with SunTrust and which I would not have obtained but for my association with SunTrust;

iv.	Retail and Commercial Banking Products and Services. “Retail and Commercial Banking Products and Services” shall mean depository, savings, checking, money market, or loan products and services (excluding residential mortgage loans) provided to individuals and business entities.

(c) Nonsolicitation. In light of SunTrust’s legitimate interest in protecting its Confidential Information and Trade Secrets and preserving SunTrust’s goodwill with its customers, I agree that, during my employment, including the transition period described above in Paragraph 2, I will not, without the prior written consent of the Chief Executive Officer of SunTrust, directly or indirectly, for myself or on behalf of any other person or entity, solicit or attempt to solicit any Customer or Potential Customer for purposes of providing, marketing, servicing or selling Retail or Commercial Banking Products and Services, provided that such products and/or services are then being provided, marketed, serviced or sold by SunTrust.

(d) Noncompetition. In consideration of the promises made by SunTrust hereunder, I agree that, during my employment with SunTrust, including the transition period described above in Paragraph 2, I will not, within the Restricted Territory, provide Prohibited Services as an employee, contractor, or agent to any person or entity engaged in the Business. For purposes of this Agreement, the term Business shall mean banks or other firms providing Retail and Commercial Banking Products and Services. For purposes of this Agreement, the term Prohibited Services shall mean providing management oversight or strategic direction for information technology, information security, or computer systems supporting a Business providing Retail and Commercial Banking Products and Services. For purposes of this Agreement, the term “Restricted Territory” shall mean all areas within a fifty (50) mile radius of any SunTrust retail bank branch in existence on the date on which this Agreement is executed.

(e) Enforceability of Covenants. I understand and agree that my obligations under the above covenants are separate and distinct under this Agreement, and the failure or alleged failure of SunTrust to perform its obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of this covenant. I also agree that any breach of these covenants by me will result in irreparable damage and injury to SunTrust and that SunTrust will be entitled to injunctive relief in any court of competent jurisdiction without the necessity of posting any bond. I understand and agree that I will be obligated to pay all costs and attorneys’ fees incurred by SunTrust in enforcing the restrictive covenants in this Agreement.

(f) Duty of Loyalty. I understand and agree that the covenants set forth above in the Paragraph 7 are intended to be in addition to, rather than in lieu of, any duty of loyalty owed by me to SunTrust as an employee of the same.

8.	Right to Materials and Return of Materials. All records, files, software, memoranda, reports, customer lists, documents, and the like (together with all copies of such documents and things) relating to the business of SunTrust, which I have in my possession as a result of my employment shall remain the sole property of SunTrust. Laptop computers, software and related data, information and things provided to me by SunTrust or obtained by me, directly or indirectly, from SunTrust, also shall remain the sole property of SunTrust. Upon the termination of my employment, I will immediately return all such materials and things to SunTrust and will not retain any copies or remove or participate in removing any such materials or things from the premises of SunTrust after termination or SunTrust’s request for return.

9.	Continuing Cooperation. I understand and agree that, in my role at SunTrust, I have been responsible for and involved in numerous matters and projects of a significant and/or confidential nature and that, in some instances, I possess knowledge regarding those and other matters that is unique to me and of value to SunTrust, and that SunTrust may have need of my continuing assistance on such matters in the future. I understand that SunTrust’s willingness to provide me with the compensation under Paragraph 3 of this Agreement is expressly conditioned upon the promises made and obligations assumed by me in this Paragraph 9. I further understand and agree that my fulfillment of these promises and obligations hereafter is a condition subsequent to SunTrust’s obligation to provide me with the compensation under Paragraph 3 of this Agreement, set forth herein. I agree, beginning on December 31, 2012 and continuing for a period of twenty-four (24) months thereafter, to provide assistance and to make myself reasonably available to SunTrust and its employees, attorneys and/or accountants regarding matters in which I have been involved in the course of my employment with SunTrust and/or about which I have knowledge as a result of my employment with SunTrust. It is understood and agreed that such assistance, to the extent possible, will be requested at such times and in such a manner so as to not unreasonably interfere with my subsequent employment. Such assistance may consist of, without limitation, telephone or in-person meetings with SunTrust employees, attorneys and/or accountants, or the provision of truthful testimony by way of deposition, hearing, trial or affidavit. SunTrust will be responsible for any reasonable and necessary expenses incurred by me in connection with such services. I understand that I will not be entitled to any additional consideration or compensation of any kind from SunTrust in exchange for such services.

10.	Miscellaneous.

(a) I agree that any claim arising from or relating to this Agreement or a breach of this Agreement shall be settled by arbitration in accordance with the employment arbitration rules of the American Arbitration Association and through the offices of the Association nearest my last SunTrust office site at the time the arbitration is sought. I agree that the arbitrator shall have the additional right to rule on motions to dismiss and/or motions for summary judgment, applying the standards governing such motions under the Federal Rules of Civil Procedure. I acknowledge that I have read and executed the Agreement to Arbitrate attached hereto and I agree that the compensation under Paragraph 3 of this Agreement that I am receiving hereunder is sufficient consideration to bind my signature to this Agreement, including the Agreement to Arbitrate attached hereto. Any arbitration related to this Agreement shall be mandatory and binding except that SunTrust will not enforce mandatory arbitration of ERISA health and disability plan claims, workers compensation claims, unemployment compensation claims or any other claims to the extent such enforcement is prohibited by applicable law or contract. The arbitration shall take place in the jurisdiction of my last SunTrust office site. If the arbitrators make an award, a judgment on the award may be entered in any court having jurisdiction. In addition, either party may apply to the state court or federal court serving the jurisdiction of my last SunTrust office site for any temporary injunction or other equitable remedy in aid of arbitration pending final resolution of the dispute through arbitration. In the event any party institutes legal, equitable or arbitration proceedings to enforce or collect damages under this Agreement, I agree that the court or arbitrator(s) may award reasonable attorneys’ fees and expenses to the prevailing party or divide the fees and expenses between the parties in a manner that reflects the outcome of the arbitration.

(b) I agree that this Agreement contains all the terms that are applicable to my separation from SunTrust and replaces all other agreements I may have with SunTrust related to these issues, except for any benefit plan, incentive or executive compensation plan or arrangement or stock option agreement in which I have a vested benefit as of my last day of employment. I acknowledge that the terms of these benefit plans, incentive plans, and stock option agreements shall remain in full force and effect following my separation from SunTrust and shall not be superceded or replaced by this Agreement or any part thereof. I also agree that this Agreement cannot be changed or enlarged except by a written amendment that is signed by SunTrust and me. If a dispute arises between SunTrust and me related to this Agreement, I understand that, except as otherwise provided herein, it will be resolved in accordance with the laws of the State of Georgia and, with respect to arbitration, the Federal Arbitration Act. If any provision or portion of a provision of this Agreement is waived by SunTrust or me or is determined to be unlawful or unenforceable, the waiver or finding of unlawfulness or unenforceability will not act as a waiver or finding of unlawfulness or unenforceability of any other provision or portion of a provision of this Agreement.

(c) I grant SunTrust the right to set-off any amounts I owe or in the future may owe to SunTrust under Section 16 of the Securities Exchange Act of 1934 “Section 16” and the rules and regulations adopted under Section 16 from time to time, against the amounts SunTrust owes to me under this Agreement.

(d) I understand that this Agreement is not an admission by either SunTrust or me that any statute or law has been violated or that either SunTrust or I have acted improperly or violated any duty or obligation.

(e) I agree that the contents, terms and existence of this Agreement must be kept confidential, and that I will not reveal them to anyone, except my spouse, attorney or accountant or unless required by law or regulatory or administrative agency, without the prior written consent of SunTrust. I also agree not to make disparaging remarks related to my employment with SunTrust at any time before or after my last date of employment with SunTrust, and further agree not to seek or accept employment with SunTrust in the future unless employment occurs because a company employs me at the time it merges with or is acquired by SunTrust.

(f) By signing this Agreement, I acknowledge that I have read and understand its terms, and that I have been advised to consult with an attorney about the Agreement and its binding effect on my rights. I also acknowledge that I am satisfied with the terms of this Agreement, that its terms are binding on me, my agents, personal representatives, successors and assigns, and that I am signing this Agreement on a knowing and voluntary basis. I understand and agree that SunTrust has the right, without my prior consent, to assign this Agreement to any successor, assignee, parent, affiliate, or subsidiary.

(g) I understand that I am entitled to consider the terms of the Agreement for twenty-one (21) days after receiving it. I understand that I may sign it anytime within that twenty-one (21) day period. If I do not sign and return the Agreement on or before the twenty-first (21st) day after receiving it, I understand that I will not receive my any compensation or benefits under Paragraph 3 of this Agreement. I understand that (i) I may revoke this Agreement within seven (7) days after signing it, (ii) it cannot become effective and enforceable until after the revocation period expires and (iii) I cannot receive compensation or benefits under Paragraph 3 of this Agreement if I revoke it within the seven (7) day period.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

SUNTRUST	EMPLOYEE
Signature:	Signature:
Printed Name:	Printed Name:
Title:	Title:
Date:	Date:

ATTACHMENT TO TRANSITION BENEFITS, NONSOLICITATION, WAIVER AND
RELEASE AGREEMENT

AGREEMENT TO ARBITRATE

BEFORE SIGNING THE TRANSITION BENEFITS, NONSOLICITATION, WAIVER AND RELEASE AGREEMENT AND THIS AGREEMENT (COLLECTIVELY, “AGREEMENT”), I CERTIFY THAT I HAVE READ PARAGRAPH 10(a) OF THE TRANSITION BENEFITS AGREEMENT, WAIVER AND RELEASE AND THAT I UNDERSTAND THE FOLLOWING:

•	Under the terms and subject to the exclusions set forth in paragraph 10(a) of the Transition Benefits, Nonsolicitation, Waiver and Release Agreement, I am agreeing to arbitrate any dispute, claim or controversy that may arise between SunTrust and me related to the Agreement and my employment with SunTrust. This means I am giving up the right to sue SunTrust or another person in court, including the right to a trial by jury, except as provided by the rules of the arbitration forum in which a claim is filed.

•	Arbitration awards are generally final and binding; a party’s ability to have a court reverse or modify an arbitration award is very limited.

•	The ability of the parties to obtain documents, witness statements and other discovery is generally more limited in arbitration than in court proceedings.

•	The arbitrators do not have to explain the reason(s) for the award.

•	The panel of arbitrators may include arbitrators who were or are affiliated with the securities industry, or public arbitrators, as provided by the rules of the arbitration forum in which a claim is filed.

•	The rules of some arbitration forums may impose time limits for bringing a claim in arbitration. In some cases, a claim that is ineligible for arbitration may be brought in court.

SunTrust	Employee
Date	Date